UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 19, 2021

Commercial Metals Company

(Exact name of registrant as specified in its charter)

Delaware	1-4304	75-0725338
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6565 N. MacArthur Blvd. Irving, Texas	75039
(Address of principal executive offices)	(Zip Code)

(214) 689-4300

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.01 par value	CMC	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

Underwriting Agreement

On January 19, 2021, Commercial Metals Company (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with Citigroup Global Markets Inc. (“Citigroup”) as the representative of the several underwriters named therein (the “Underwriters”), relating to the issuance and sale by the Company of $300.0 million aggregate principal amount of 3.875% Senior Notes due 2031 (the “2031 Notes”). The issuance and sale of the 2031 Notes has been registered under the Securities Act of 1933, as amended, pursuant to a Registration Statement on Form S-3 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) on January 19, 2021 (Registration No. 333-252191).

The Underwriting Agreement contains customary representations, warranties, covenants, closing conditions and termination provisions. The Underwriting Agreement also provides for customary indemnification by each of the Company and the Underwriters against certain liabilities arising out of, or in connection with, the sale of the 2031 Notes and customary contribution provisions in respect of those liabilities. Subject to customary closing conditions, the sale of the 2031 Notes is expected to close on or about February 2, 2021.

The Company intends to use the net proceeds from the sale of the 2031 Notes, which net proceeds are expected to be approximately $295.2 million, after deducting underwriting discounts and commissions and estimated offering expenses payable by the Company, together with cash on hand, to fund a cash tender offer (the “Tender Offer”) for any and all of the Company’s outstanding 5.750% Senior Notes due 2026 (the “2026 Notes”) and to redeem any remaining 2026 Notes that are not tendered following the expiration of the Tender Offer, in each case together with accrued interest and expenses related thereto.

Certain of the Underwriters and their respective affiliates have from time to time performed, and may in the future perform, commercial banking, investment banking and advisory services for the Company or its affiliates in the ordinary course of their business for which they have received, or may in the future receive, customary compensation. In particular, certain of the Underwriters and affiliates of certain of the Underwriters are lenders and/or agents under the Company’s credit facility and accounts receivables facilities. In addition, Citigroup is the dealer manager for the Tender Offer. Further, U.S. Bancorp Investments, Inc. is serving as an Underwriter and is an affiliate of U.S. Bank National Association, the trustee of the 2031 Notes. Additionally, certain of the Underwriters or their affiliates may be holders of the 2026 Notes.

The foregoing description of the Underwriting Agreement does not purport to be complete and is qualified in its entirety by reference to the Underwriting Agreement, a copy of which is filed as Exhibit 1.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 8.01	Other Events.

Tender Offer

On January 19, 2021, the Company issued a press release announcing the commencement of the Tender Offer to purchase any and all of its outstanding 2026 Notes. A copy of the press release, which describes the Tender Offer in greater detail, is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Launch of the Note Offering

On January 19, 2021, the Company issued a press release announcing the public offering of the 2031 Notes. A copy of the press release is filed as Exhibit 99.2 to this Current Report on Form 8-K and is incorporated herein by reference.

Pricing of the Notes

On January 19, 2021, the Company issued a press release announcing the pricing of its public offering of the 2031 Notes. A copy of the press release is filed as Exhibit 99.3 to this Current Report on Form 8-K and is incorporated herein by reference.

Redemption of the 2026 Notes

On January 19, 2021, the Company issued a conditional notice of full redemption to redeem any and all 2026 Notes that remain outstanding following the consummation of the Tender Offer, pursuant to the terms of the Indenture (as defined below) governing the 2026 Notes. The redemption will be conditioned upon the successful completion of the public offering of the 2031 Notes on pricing, terms and conditions satisfactory to the Company in its sole discretion. The Company has fixed February 19, 2021 as the redemption date. The redemption price will be equal to 100% of the principal amount of the 2026 Notes redeemed plus a “make-whole” premium calculated as set forth in the 2026 Notes and the Indenture, plus accrued and unpaid interest, if any, to, but excluding, the redemption date. The 2026 Notes were issued under and are governed by the Indenture, dated May 6, 2013, between the Company and U.S. Bank National Association as trustee, as supplemented by the Third Supplemental Indenture dated May 3, 2018 (collectively, the “Indenture”).

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

1.1	Underwriting Agreement, dated January 19, 2021, among Commercial Metals Company and Citigroup Global Markets Inc., as representatives of the several underwriters named therein.

99.1	Press Release issued by Commercial Metals Company on January 19, 2021.

99.2	Press Release issued by Commercial Metals Company on January 19, 2021.

99.3	Press Release issued by Commercial Metals Company on January 19, 2021.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMMERCIAL METALS COMPANY

Date: January 21, 2021	By:	/s/ Paul J. Lawrence
	Name:	Paul J. Lawrence
	Title:	Vice President and Chief Financial Officer